Exhibit 5.1

December 21, 2005

Kinder Morgan Finance Company, ULC

Kinder Morgan, Inc.

500 Dallas Street, Suite 1000

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as United States counsel to Kinder Morgan Finance Company, ULC, an unlimited liability corporation organized under the laws of the province of Alberta, Canada (the “Company”), and Kinder Morgan, Inc., a Kansas corporation (“KMI”), in connection with the offer by the Company to exchange (i) $1,000 principal amount of its 5.35% Notes due 2011 (the “Registered 2011 Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for each $1,000 principal amount of its outstanding 5.35% Notes due 2011 (the “Unregistered 2011 Notes”), (ii) $1,000 principal amount of its 5.70% Notes due 2016 (the “Registered 2016 Notes”) that have been registered under the Securities Act for each $1,000 principal amount of its outstanding 5.70% Notes due 2016 (the “Unregistered 2016 Notes”), and (iii) $1,000 principal amount of its 6.40% Notes due 2036 (the “Registered 2036 Notes”) that have been registered under the Securities Act for each $1,000 principal amount of its outstanding 6.40% Notes due 2036 (the “Unregistered 2036 Notes”) (each, an “Exchange Offer” and collectively, the “Exchange Offers”). The Registered 2011 Notes, the Registered 2016 Notes and the Registered 2036 Notes are referred to collectively herein as the “Registered Notes.” The Unregistered 2011 Notes, the Unregistered 2016 Notes and the Unregistered 2036 Notes are referred to collectively herein as the “Unregistered Notes.” Each series of Registered Notes will be fully and unconditionally guaranteed by KMI on a senior unsecured basis (the “Guarantees”). The Company and KMI are filing with the Securities and Exchange Commission (the “Commission”) a joint registration statement on Form S-4 (the “Registration Statement”), with respect to the Exchange Offers under the Securities Act.

We have examined originals or copies of (a) the Indenture, dated as of December 9, 2005 (the “Indenture”), by and among the Company, KMI and Wachovia Bank, National Association, as Trustee (the “Trustee”), pursuant to which the Unregistered Notes were issued and the Registered Notes will be issued, (b) the organizational documents of the Company and KMI, in each case as

Kinder Morgan Finance Company, ULC

Kinder Morgan, Inc.

December 21, 2005

amended to date, (c) certain resolutions adopted by the board of directors of the Company and KMI, as the case may be, and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and KMI, as the case may be, and of public officials and others as to certain matters of fact relating to this opinion and have made such investigation of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have also assumed the due execution and delivery of the Indenture and the due authentication of the Unregistered Notes by a duly authorized officer of the Trustee.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	the Company has been duly incorporated and is validly subsisting under the laws of the province of Alberta, Canada;

2.	KMI is a corporation, validly existing and in good standing under the laws of the State of Kansas; and

3.

the Unregistered Notes have been validly authorized and issued, the Registered Notes and the Guarantees in respect thereof have been validly authorized, and (subject to the Registration Statement becoming effective, the Indenture being qualified under the Trust Indenture Act of 1939 and any state securities or Blue Sky laws or Canadian federal or provincial securities laws being complied with) when (i) the Registered Notes of each series and the Guarantees in respect thereof have been duly executed by duly authorized officers of the Company and KMI, as the case may be, (ii) the Registered Notes of each series have been duly authenticated by the Trustee under the Indenture, and (iii) the Unregistered Notes of each series have been validly tendered and not withdrawn and have been received and accepted by the Company, all in accordance with the terms of the applicable Exchange Offer as set forth in the Registration Statement, the Registered Notes of each series and the Guarantees in respect thereof issued in exchange for the Unregistered Notes of each respective series in accordance with the terms of the applicable Exchange Offer will be validly issued and legally

Kinder Morgan Finance Company, ULC

Kinder Morgan, Inc.

December 21, 2005

binding obligations of the Company and KMI, as the case may be, entitled to the benefits of the Indenture.

Insofar as the law of Canada or any provinces thereof is applicable to the matters discussed herein, we have relied upon the opinion of Blake, Cassels & Graydon LLP, a copy of which is being filed as Exhibit 5.2 to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Validity of the Registered Notes” in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP